Exhibit 5.1

REEDER & SIMPSON P.C.

Attorneys-at-Law

RRE Commercial Center P.O. Box 601 Majuro, MH 96960, Marshall Islands Telephone: +692 625 3602 Fax: +692 625 3603 E-mail: dreeder@ntamar.net	Raymond E. Simpson 53-55 Akti Miaouli, 6th floor 185 36 Piraeus, Greece Telephone: +30 210 429 3323 Fax: +30 210 941 4790 E-mail: simpson@otenet.gr Mobile phone: +30 6945 465 173

January 23, 2014

Navios Maritime Holdings Inc.

Attention: Angeliki Frangou

7, Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

Re:	Navios Maritime Holdings Inc. Public Offering of Depositary Shares Representing 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock

Ladies and Gentlemen:

We are licensed to practice law in the Republic of the Marshall Islands and are members in good standing of the Bar of the Marshall Islands.

We have acted as Marshall Islands counsel to Navios Maritime Holdings Inc., a Marshall Islands corporation (the “Company”), in connection with the issuance and sale by the Company to the Underwriters (as defined below) of (i) 2,000 shares of its 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), in the form of 2,000,000 depositary shares, each representing 1/100th of one share of Preferred Stock (the “Depositary Shares”, and such Depositary Shares, the “Initial Shares”) deposited against delivery of depositary receipts (the “Depositary Receipts”) evidencing the Depositary Shares that are to be issued by The Bank of New York Mellon, as depositary (the “Depositary”) under the Deposit Agreement dated January 21, 2014 among the Company, the Depositary and the holders of Depositary Receipts issued thereunder , pursuant to the Underwriting Agreement dated January 21, 2014, among the Company and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, as Managers for the several underwriters named in Schedule I thereto (the “Underwriters”), and (ii) not more than an additional 3,000 shares of its Preferred Stock in the form of 300,000 Depositary Shares in connection with the exercise, if any, of the Underwriters’ over-allotment option (such Depositary Shares, the “Option Shares”; and the Option Shares, together with the Initial Shares, the “Shares”).

For purposes of this opinion, (i) the “Registration Statement” is the shelf registration statement on Form F-3 (File No. 333-189231) (including the documents incorporated by reference therein) filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 11, 2013, as amended by Amendment No. 1, filed with the Commission on July 8, 2013, Amendment No. 2 filed with the Commission on July 12, 2013, Amendment No. 3, filed with the Commission on August 6, 2013, and Amendment No. 4, filed with the Commission on September 11, 2013, (ii) the “Base Prospectus” is the Prospectus, dated September 23, 2013 (including the documents incorporated by reference therein), included in the Registration Statement, (iii) the “Preliminary Prospectus” is the Preliminary Prospectus Supplement, dated January 21, 2014 (including the documents incorporated by reference therein), related to the Shares, together with the Base Prospectus and (iv) the “Prospectus” is the Prospectus Supplement, dated January 21, 2014 (including the documents incorporated by reference therein), related to the Shares, together with the Base Prospectus.

This opinion has been prepared for use in connection with the filing by the Company of a Report on Form 6-K, dated the date hereof, which will be incorporated by reference into the Registration Statement, the Preliminary Prospectus and the Prospectus.

In connection with this opinion, we have examined such documents as may be required to issue this opinion including the Company’s operational documentation and certain resolutions adopted by the Company’s Board of Directors (the “Board of Directors”) relating to the offering of the Shares and the Preferred Stock and such other documents or records of the proceedings of the Company as we have deemed relevant, and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that:

(1)	the Company is duly incorporated, validly existing and in good standing under the law of the Republic of the Marshall Islands; and

(2)	the shares of Preferred Stock delivered prusuant to the Underwriting Agreement are duly authorized and, when issued and delivered to and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the laws of the Republic of the Marshall Islands, and we express no opinion with respect to the laws of any other jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the laws of the Republic of the Marshall Islands.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

This opinion is issued solely for and may be relied upon solely by the Company and is not to be made available to, or relied upon by, any other person, firm or entity without our express consent in writing.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the above described Report on Form 6-K and to the reference to this firm under the caption “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement, the Preliminary Prospectus, the Prospectus or any document incorporated by reference therein, including this exhibit to the Company’s Report on Form 6-K.

Very truly yours,

Reeder & Simpson P.C.

By:	/s/ Raymond E. Simpson

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